    As filed with the Securities and Exchange Commission on October 26, 2000

                                                    Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                             XO COMMUNICATIONS, INC.
                    (formerly NEXTLINK Communications, Inc.)
             (Exact name of registrant as specified in its charter)


                  Delaware                                 54-1983517
        (State or other jurisdiction                     I.R.S. Employer
      of incorporation or organization)               Identification Number)

   11111 Sunset Hills Road, Reston, Virginia                 22190
   (Address of Principal Executive Offices)                (Zip Code)


             XO COMMUNICATIONS, INC. CASH COMPENSATION DEFERRAL PLAN
                              (Full title of plan)

                              Gary D. Begeman, Esq.
                    Senior Vice President and General Counsel
                             XO Communications, Inc.
                             11111 Sunset Hills Road
                             Reston, Virginia 22190
                     (Name and address of agent for service)

                                 (703) 547-2000
          (Telephone number, including area code, of agent for service)



                                 CALCULATION OF REGISTRATION FEE
===============================================================================================
                          Amount            Proposed            Proposed            Amount of
Title of Securities        to be        Maximum Offering    Maximum Aggregate      Registration
 to be Registered      Registered(1)   Price Per Unit (2)   Offering Price(2)           Fee
-----------------------------------------------------------------------------------------------
Deferred Compensation
Obligations             $10,000,000            n/a            $10,000,000             $2,640
===============================================================================================

(1) The Deferred Compensation Obligations represent unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the provisions of the XO Communications Inc. Cash Compensation Deferral Plan. The amount to be registered represents the dollar amount of the compensation deferred and deemed invested in accordance with the XO Communications, Inc. Cash Compensation Deferral Plan.

(2) In accordance with Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), this estimate is made solely for purposes of computing the amount of the registration fee.


================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

       The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(l) under the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

             INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

           The following documents heretofore filed by XO Communications, Inc (the "Company" or "XO") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

       (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 30, 2000;

       (ii) Quarterly Reports on Form 10-Q for the quarters ended (a) March 31, 2000, filed with the Commission on May 15, 2000, and (b) June 30, 2000, filed with the Commission on August 14, 2000; and

       (iii) Current Reports on Form 8-K filed with the Commission on: (a) July 20, 2000, and (b) August 21, 2000 (amending the Current Report on Form 8-K filed with the Commission on June 22, 2000).

           All documents filed by XO pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered under the Company's Cash Compensation Deferral Plan (the "Plan") have been sold or deregistering all securities then remaining unsold thereunder shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing thereof.


ITEM 4.   DESCRIPTION OF SECURITIES.

           The securities being registered represent unsecured obligations (the "Obligations") of the Company to pay to Eligible Employees and Eligible Directors who participate in the Plan (the "Participants"), upon their retirement, death, disability, certain change of control events or upon one or more future date(s) specified by such Participants, salary or bonus (together with any gains, earnings or losses thereon) the receipt of which the Participants have elected to defer. The Obligations also may represent amounts that the Company has elected to contribute to a Participant's account(s) under the Plan. Amounts deferred or contributed to a Participant's account(s) are credited with gains, losses and earnings based on hypothetical investment directions made by the Participant in accordance with investment deferral crediting options and procedures adopted from time to time pursuant to the Plan. Any amounts deferred or contributed to a Participant's account with respect to which a Participant does not provide investment direction shall be credited with earnings in an amount determined by the Committee (as hereinafter defined) in its sole discretion or, if an amount is not so determined, such amounts shall bear interest at the rate applicable to U.S. Treasury Bills having a maturity of thirty (30) days as in effect from time to time during the relevant period.

           The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), which is granted authority to delegate administration of the Plan to one or more groups, committees, individuals or entities (the Compensation Committee, together with any such delegated parties, the "Committee").

           Before the first day of each calendar year (or within 31 days of the commencement of service for an Eligible Employee or Eligible Director, as the case may be, whose eligibility to participate in the Plan commences other than on the first day of a calendar year), or on or before such other date(s) in any Plan Year that the Committee may, in its sole discretion, establish or designate for such purpose, a Participant may file with the Committee a deferred compensation agreement pursuant to which such Participant elects to make deferrals of base salary and/or bonus compensation for or with respect to such year, provided that elections to defer bonus compensation payable in 2001 may be made on or prior to November 15, 2000. Any such Participant election shall be subject to any maximum or minimum percentage or dollar amount limitations (which, as of the effective date of the Plan, include a maximum base salary deferral limit of 90% of a Participant's base salary and a minimum deferral limitation of $1,000 per year, which limitations may be changed by the Committee in its sole discretion) and to any other rules prescribed by the Committee in its sole discretion.

           Any distribution to a Participant of base salary deferrals, bonus compensation deferrals and Company contributions (together with any gains, earnings or losses thereon) shall be made as soon as practicable following the date on which the deferral period for such amounts ends and may be made in a lump sum or in annual or quarterly installments as directed by the Participant. The Plan provides for lump-sum distributions of deferrals (i) if a Participant ceases to be an employee (unless the Committee, in its sole discretion, elects to defer such distribution and/or make such distribution in installments as permitted by the Plan or the Participant requests an extended distribution period and the Committee, in its sole discretion, grants that request), and (ii) upon the disability or death of the Participant subject, in certain of such cases, to the right of the Participant or the Participant's beneficiary to elect or request a different distribution schedule as permitted by the Plan. The Plan also permits Participants to request certain hardship and other withdrawals subject to specified limitations and to specified forfeiture and non-participation requirements contained in the Plan.

           The Obligations are unsecured general obligations of the Company. The Obligations are not subject to transfer, assignment, hypothecation or encumbrance. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void. There is no trading market for the Obligations.

           The Obligations are not convertible to any security of the Company. No trustee has been appointed to take action with respect to the Obligations and each Participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Company may (but shall not be obligated to) establish a trust or trusts, or such other funding devices as the Committee shall deem appropriate, advisable or desirable, which may take the form of grantor trusts, may be revocable or irrevocable, and may have independent trustees (such trusts or other funding devices collectively "Trusts"). Neither Participants nor their beneficiaries or legal representatives shall have any right, actual or beneficial, other than the right of an unsecured general creditor, against the Company or against any of such Trusts in respect of any portion of a Participant's account. The Company has no obligation to make or to continue to make any contributions to any Trusts that may be established in connection with the Plan, and any such contributions shall be made (and may be discontinued) in the sole discretion of the Company. By electing to defer any amount pursuant to the Plan, each Participant acknowledges and agrees that the Company shall not be required to make any investment in connection with the Plan and shall not be required to follow the Participant's hypothetical investment directions in any actual investment the Company may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company thereunder or relating thereto.


ITEM 5.  INTERESTS OF  NAMED EXPERTS AND COUNSEL.

Not applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           The Company is a Delaware corporation. In its Certificate of Incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law

(providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.

           The Company has also adopted indemnification provisions pursuant to
Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorney's fees) that such officer or director actually and reasonably incurred.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

           Not applicable.


ITEM 8.  EXHIBITS.


    EXHIBIT
     NUMBER       DESCRIPTION OF EXHIBITS
    -------       -----------------------

        4.1    -  XO Communications, Inc. Cash Compensation Deferral Plan.

          5    -  Opinion of Jones, Day, Reavis & Pogue.

       23.1    -  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).

       23.2    -  Consent of Arthur Andersen LLP.


ITEM 9.  UNDERTAKINGS.

(a)     The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on the 26th day of October 2000.

                         XO COMMUNICATIONS, INC.


                         By:/s/ Gary D. Begeman
                            ----------------------------------------
                            Gary D. Begeman
                            Senior Vice President General Counsel and Secretary


        We, the undersigned officers and directors of XO Communications, Inc., hereby severally and individually constitute and appoint Mark S. Gunning, Gary
D. Begeman and Richard A. Montfort, Jr., and each of them, as the true and lawful attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      SIGNATURE                       TITLE                                 DATE
      ---------                       -----                                 ----


/s/ Daniel F. Akerson         Chairman of the Board and                October 26, 2000
-------------------------     Chief Executive Officer
Daniel F. Akerson             (Principal Executive Officer)




                              President, Chief Operating Officer
-------------------------     and Director
Nathaniel A. Davis




/s/ Mark S. Gunning           Senior Vice President and                October 26, 2000
-------------------------     Chief Financial Officer
Mark S. Gunning               (Principal Financial Officer
                              and Principal Accounting
                              Officer) and Director




/s/ Joseph L. Cole            Director                                 October 26, 2000
-------------------------
Joseph L. Cole



                              Director
-------------------------
Nicholas C. Forstmann


/s/ Sandra J. Horbach         Director                        October 26, 2000
-------------------------
Sandra J. Horbach



                              Director
-------------------------
Nicolas Kauser



/s/ Craig O. McCaw            Director                        October 26, 2000
-------------------------
Craig O. McCaw



/s/ Sharon L. Nelson          Director                        October 26, 2000
-------------------------
Sharon L. Nelson



                              Director
-------------------------
Henry F. Nothhaft




/s/ Jeffrey S. Raikes         Director                        October 26, 2000
-------------------------
Jeffrey S. Raikes




/s/ Peter C. Waal             Director                        October 26, 2000
-------------------------
Peter C. Waal



/s/ Dennis Weibling           Director                        October 26, 2000
-------------------------
Dennis Weibling

                                    EXHIBITS



EXHIBIT
 NUMBER       DESCRIPTION OF EXHIBITS
-------       -----------------------
    4.1    -  XO Communications, Inc. Cash Compensation Deferral Plan.

      5    -  Opinion of Jones, Day, Reavis & Pogue.

   23.1    -  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).

   23.2    -  Consent of Arthur Andersen LLP.